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                                                                   EXHIBIT 2.3


                                ESCROW AGREEMENT

         This Escrow Agreement is entered into as of May 31, 1996, among those parties named as "Shareholders" on the signature pages hereto ("Shareholders"), Metrol Security Services, Inc., a Delaware corporation ("the Company"), Protection One Alarm Monitoring, Inc., a Delaware corporation ("Buyer"), Protection One, Inc., a Delaware corporation ("Parent"), and First Interstate Bank of Denver, N.A., a national banking association, as escrow agent ("Escrow Agent").

                                 R E C I T A L S

         WHEREAS, pursuant to the Agreement for Purchase and Sale of Stock of Metrol Security Services, Inc. dated as of May 23, 1996 (the "Purchase Agreement"), by and among Shareholders, the Company, Buyer and Parent, Buyer has agreed to purchase from Shareholders, and Shareholders have agreed to sell, assign, convey and transfer and deliver to Buyer, all of the issued and outstanding capital stock of the Company (the "Stock");

         WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to deposit $500,000.00 (the "Deposit") with Escrow Agent contemporaneously with the delivery of this Escrow Agreement;

         WHEREAS, the purchase price for the Stock is subject to certain post-closing adjustments, and Shareholders have made or given certain indemnities to Buyer in the Purchase Agreement and agreed in the Purchase Agreement to reimburse the Company for certain severance costs, and Shareholders and Buyer have agreed that a portion of the purchase price for the Stock shall be placed and maintained in an escrow account to be administered pursuant to the Purchase Agreement and this Escrow Agreement;

         WHEREAS, Shareholders have appointed Hannah C. Stone and Mary E. Schick to act as the "Shareholders' Representatives" with respect to the administration of this Escrow Agreement; and

         WHEREAS, the parties desire to arrange for such escrow and appoint Escrow Agent as escrow agent in accordance with the terms hereof.

                                A G R E E M E N T

         In consideration of the mutual promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

         ARTICLE 1. INTERPRETATION AND DEFINITIONS. This Agreement is being executed and delivered pursuant to the Purchase Agreement and is the "Escrow Agreement" referred to in Section 1.20 thereof. In the event of a conflict between the terms of this Escrow Agreement and the Purchase Agreement, the terms of this Escrow Agreement shall control.

         ARTICLE 2. APPOINTMENT OF ESCROW AGENT. Escrow Agent is hereby appointed to act as escrow agent in accordance with the terms hereof, and Escrow Agent hereby accepts such appointment. Escrow Agent shall have all the rights, powers, duties and obligations provided herein.

         ARTICLE 3. DEPOSIT OF FUNDS. Concurrent with the execution and delivery hereof, Buyer will deliver the Deposit to the Escrow Agent by wire transfer of immediately available funds. On the Closing Date (as defined below), Buyer shall deliver $2,500,000.00 to the Escrow Agent by wire transfer of immediately available funds. Escrow Agent shall deposit the Deposit /and said $2,500,000.00 (together the "Deferred Payment") and hold the Deferred Payment, and any accrued interest or earnings thereon, in a form of interest-bearing escrow account (the "Escrow Account").

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The amount in the Escrow Account at any time, including accrued interest and earnings on such amount, is referred to herein as the "Escrow Amount". Buyer and the Shareholders' Representatives shall give Escrow Agent notice not less than two (2) business days prior to Buyer's purchase of the Stock (the "Closing") of the date on which the Closing will take place (the "Closing Date") and of the Expiration Date (as defined below).

         Escrow Agent shall invest and reinvest the Escrow Amount from time to time in the name of Escrow Agent or its nominee as jointly instructed in writing by Buyer and the Shareholders' Representatives, in one or more of the investment vehicles listed on Schedule 3 hereto. If Buyer and the Shareholders' Representatives fail to instruct Escrow Agent to invest or reinvest the Escrow Amount or any portion thereof, the Escrow Agent shall invest the Escrow Amount or portion thereof in the Pacifica Treasury Money Market Fund. Neither the Escrow Agent nor Shareholders nor Buyer shall be liable or responsible in any manner for any loss or depreciation resulting from any such investment or liquidation, or for any costs in connection therewith, and all of said losses and costs shall be borne by the Escrow Account. Escrow Agent shall (to the extent permitted by the terms of the applicable investment) sell or redeem any such investment as necessary to make all payments required pursuant to this Escrow Agreement and shall not be responsible for any loss or penalty incurred as a result of any such sale or redemption, except to the extent of any such loss or penalty incurred solely as a result of Escrow Agent's negligence or wilful misconduct.

         ARTICLE 4. ACCRUED INTEREST ON THE ESCROW AMOUNT. Interest and earnings accrued on and credited to the amount in the Escrow Account through the day prior to the Closing Date shall, on the Closing Date, be paid to Shareholders as additional purchase price for the Stock. Interest and earnings accrued on the amount in the Escrow Account as of the Closing Date and thereafter shall be added to the Escrow Amount and shall be held by Escrow Agent and shall be available for any payment to be made by Escrow Agent under this Escrow Agreement. Buyer and Shareholders acknowledge and agree that for Federal and state income tax purposes, the amount earned on any investment of the Escrow Amount, or portion thereof, is for the benefit of Shareholders in accordance with their "Percentage Ownership" (as set forth on Schedule 4) and shall be received by Escrow Agent as the nominee of Shareholders and that such amount shall be the income of Shareholders in accordance with their Percentage Ownership for federal and state income tax purposes. Escrow Agent is directed to cause all tax reports and returns filed by the Escrow Agent to reflect that the income earned on the Escrow Amount is the income of Shareholders in accordance with their Percentage Ownership. Shareholders shall provide to Escrow Agent such information regarding Shareholders as may be necessary to enable Escrow Agent to make all tax filings, if any, in connection with this Escrow Agreement, including but not limited to Shareholders' taxpayer identification numbers.

         ARTICLE 5. PURPOSES OF ESCROW ACCOUNT. Buyer and Shareholders expressly agree that the Escrow Amount shall be applied as follows:

                 5.1 In the event the Purchase Agreement is terminated prior to the occurrence of the Closing (as defined in the Purchase Agreement) pursuant to paragraph (a) of subsection 11.1.1, the Escrow Amount shall be paid to Buyer in accordance with the provisions of Section 9.1 hereof.

                 5.2 In the event the Purchase Agreement is terminated prior to the occurrence of the Closing pursuant to paragraph (b) of subsection
         11.1.1 of the Purchase Agreement, the Escrow Amount shall be applied in accordance with the provisions of Section 9.2 hereof.

                 5.3 In the event the Purchase Agreement is terminated prior to the occurrence of the Closing pursuant to paragraph (c) of subsection
         11.1.1 of the Purchase Agreement, the Escrow Amount shall be applied in accordance with the provisions of Article 8 hereof.


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                 5.4 In the event the Purchase Agreement is terminated prior to the occurrence of the Closing pursuant to paragraph (d) of subsection
         11.1.1 of the Purchase Agreement, the Escrow Amount shall be applied in accordance with the provisions of Section 9.4 hereof.

                 5.5 In the event the Closing occurs, the Escrow Amount shall be applied (i) to pay Buyer the amount, if any, required to be paid to Buyer pursuant to the first sentence of Section 2.5 of the Purchase Agreement in accordance with the provisions of Article 6 hereof, and
         (ii) to indemnify Buyer in accordance with the provisions of Article 13 of the Purchase Agreement and Article 7 hereof.

Buyer and Shareholders acknowledge that notwithstanding the provisions of this
Article 5, Escrow Agent shall make payments from the Escrow Account only in accordance with the provisions of Articles 6, 7, 8 and 9 hereof.

         ARTICLE 6. PURCHASE PRICE ADJUSTMENT. In the event the Closing occurs and as a result of the final determination of the Financial Adjustment Schedule, Buyer is entitled to recover a portion of the Deferred Payment pursuant to
Section 2.5 of the Purchase Agreement, Buyer and the Shareholders' Representatives shall deliver to Escrow Agent a written notice stating the same, the amount to be so paid to Buyer and that such notice is given pursuant to this
Article 6, and Escrow Agent shall immediately pay to Buyer from the Escrow Amount the amount set forth in such certificate.

         ARTICLE 7. ASSERTION OF BUYER'S CLAIMS. In accordance with the terms, covenants, conditions and limitations of Article 13 and subsection 15.2.3 of the Purchase Agreement, from time to time after the Closing and on or before that day which is six (6) months after the Closing Date(1) (the "Expiration Date"), Buyer may assert a claim (a "Buyer's Claim") for payment of (i) an indemnity under Article 13 of the Purchase Agreement or (ii) an amount owed to the Company under subsection 15.2.3 of the Purchase Agreement, and may demand satisfaction of such Buyer's Claim from, and to the extent of, the Escrow Account.

         7.1 Assertion of Buyer's Claims. To assert a Buyer's Claim, Buyer shall deliver a written notice to each of Escrow Agent and the Shareholders' Representatives, which notice shall state the amount of the Buyer's Claim in dollars if such amount is ascertainable (a "Liquidated Buyer's Claim"), the basis of such Buyer's Claim in general terms and the date such notice (such notice a "Certificate of Buyer's Claim") is being sent. If Buyer cannot ascertain the dollar amount of such Buyer's Claim (an "Unliquidated Claim"), then to assert such Buyer's Claim, Buyer shall deliver to each of Escrow Agent and the Shareholders' Representatives a written notice stating an estimate of the anticipated maximum amount of such Buyer's Claim, the basis of such Buyer's Claim in general terms and the date such notice is being sent (such notice, a "Notice of Expected Buyer's Claim"). The date appearing on a Certificate of Buyer's Claim or Notice of Expected Buyer's Claim as the date such notice was sent is referred to herein as the "Buyer's Notice Date". Each Certificate of Buyer's Claim and each Notice of Expected Buyer's Claim shall be expressly stated to be such.

         7.2. Settlement of Buyer's Claims. Buyer's Claims asserted in the manner set forth in Section 7.1 hereof shall be settled in accordance with the provisions of this Section 7.2.

              7.2.1 Escrow Agent, without concerning itself with Buyer's explanation as to the basis for any Liquidated Buyer's Claim, may disburse the Escrow Amount or any portion thereof to Buyer to settle any such Liquidated Claim:


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(1) For example, if the Closing Date is June 15, 1996, the last day of the six
(6) month period - and the Expiration Date - will be December 14, 1996.


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                           (a) At any time on or before the Expiration Date,
                  upon receipt by Escrow Agent of a written instruction executed by the Shareholders' Representatives and Buyer; or

                           (b) On the tenth (10th) day after the Buyer's Notice
                  Date of a Liquidated Buyer's Claim delivered by Buyer pursuant to Section 7.1, provided that the following conditions have been satisfied:

                               (i) Buyer shall have delivered to Escrow Agent a
                           Certificate of Buyer's Claim;

                               (ii) Buyer shall have delivered to Escrow Agent
                           an affidavit of mailing or certification stating that Buyer has delivered or transmitted for delivery to the Shareholders' Representatives a Certificate of Buyer's Claim with respect to such Liquidated Buyer's Claim at least ten (10) days in advance of the anticipated date of disbursement of the Escrow Amount or portion thereof; and

                               (iii) Escrow Agent shall not have received from
                           the Shareholders' Representatives a written objection to the disbursement (a "Shareholders' Objection"). Any Shareholders' Objection shall be captioned as such and shall include a statement in reasonable detail of Shareholders' basis for such objection, and the Shareholders' Representatives shall deliver a copy of any Shareholders' Objection to Buyer concurrently with the delivery thereof to Escrow Agent.

              If the Shareholders' Representatives deliver to Escrow Agent a Shareholders' Objection prior to the satisfaction of such Liquidated Buyer's Claim from the Escrow Amount, such Liquidated Buyer's Claim (a "Disputed Liquidated Buyer's Claim") shall remain pending until resolved as provided herein, and Escrow Agent, without concerning itself as to the grounds for such Shareholders' Objection, shall not disburse the Escrow Amount or any portion thereof to satisfy such Disputed Liquidated Buyer's Claim.

              If after receiving a Shareholders' Objection, Escrow Agent receives (i) the written consent of the Shareholders' Representatives to the disbursement by Escrow Agent of the amount of such Disputed Liquidated Buyer's Claim, (ii) a writing executed by Buyer and the Shareholders' Representatives revising the amount of such Disputed Liquidated Buyer's Claim and instructing Escrow Agent to disburse to Buyer such revised amount, or (iii) a written notice from an arbitrator selected pursuant to the provisions of Article 16 of the Purchase Agreement stating that the Disputed Liquidated Buyer's Claim has been resolved and stating the resolution of such Disputed Liquidated Buyer's Claim, then Escrow Agent shall be authorized to and shall promptly disburse the Escrow Amount or portion thereof in accordance with such document.

              7.2.2 Upon receipt by Escrow Agent of a written instruction of settlement executed by both Buyer and the Shareholders' Representatives that sets forth an agreement or settlement of an Unliquidated Buyer's Claim, Escrow Agent shall be authorized to and shall promptly disburse the Escrow Amount in accordance with such written instruction.

              Any Unliquidated Buyer's Claim that is not settled by a joint instruction of Buyer and the Shareholders' Representatives shall remain pending until resolved pursuant to Section 7.3 hereof or, if earlier, at such time as the amount of the Unliquidated Buyer's Claim becomes fully liquidated and known. At such time as any Unliquidated Buyer's Claim



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         becomes fully liquidated and known, Buyer shall deliver to Escrow Agent a Certificate of Buyer's Claim in respect thereof and such claim shall be settled in accordance with the procedures for the settlement of Liquidated Buyer's Claims set forth in subsection 7.2.1 hereof.

         7.3. Resolution of Disputed Liquidated and Unliquidated Buyer's Claims. Any Disputed Liquidated Buyer's Claim or any dispute regarding an Unliquidated Buyer's Claim that cannot be resolved by Buyer and the Shareholders' Representatives shall be finally resolved by arbitration in accordance with the provisions of Article 16 of the Purchase Agreement ("Arbitration"). The Shareholders' Representatives and Buyer shall instruct the arbitrator that the arbitrator shall, upon resolving or settling any Disputed Liquidated Buyer's Claim or Unliquidated Buyer's Claim pursuant to this Article 7, deliver written notice of such resolution or settlement to Escrow Agent, the Shareholders' Representatives and Buyer. If the arbitrator's resolution or settlement concludes that Buyer is entitled to receive any payment from the Escrow Amount, the arbitrator shall deliver written instructions to Escrow Agent to disburse to Buyer the amount of such payment from the Escrow Amount. Escrow Agent shall, within ten (10) days after receiving any such notice from the arbitrator, disburse such amount to Buyer.

         ARTICLE 8. Shareholder Claim for Breach. In the event the Purchase Agreement is terminated by Shareholders prior to the occurrence of the Closing pursuant to paragraph (c) of subsection 11.1.1 of the Purchase Agreement, then on or prior to the tenth (10th) day after such termination, Shareholders may assert a claim (a "Shareholders' Claim") for payment of any and all losses, damages, costs and expenses incurred by Shareholders as a result of the one or more breaches, defaults and/or failures of condition giving rise to such termination to the extent of, and may demand satisfaction of such Shareholders' Claim from, the Escrow Account, in the manner provided in Section 8.1 hereof.

         8.1 Assertion of Shareholders' Claims. To assert a Shareholders' Claim, the Shareholders' Representatives shall deliver a written notice to each of Escrow Agent and Buyer, which notice shall state the amount of the Shareholders' Claim in dollars if such amount is ascertainable (a "Liquidated Shareholders' Claim"), the basis of such Shareholders' Claim in general terms and the date such notice (such notice a "Certificate of Shareholders' Claim") is being sent. If Shareholders cannot ascertain the dollar amount of such Shareholders' Claim (an "Unliquidated Shareholders' Claim"), then to assert such Shareholders' Claim, the Shareholders' Representatives shall deliver to each of Escrow Agent and Buyer a written notice stating an estimate of the anticipated maximum amount of such Shareholders' Claim, the basis of such Shareholders' Claim in general terms and the date such notice is being sent (such notice, a "Notice of Expected Shareholders' Claim"). The date appearing on a Certificate of Shareholders' Claim or Notice of Expected Shareholders' Claim as the date such notice was sent is referred to herein as the "Shareholders' Notice Date". Each Certificate of Shareholders' Claim and each Notice of Expected Shareholders' Claim shall be expressly stated to be such.

         8.2. Settlement of Shareholders' Claims. Claims asserted by Shareholders in the manner set forth in Section 8.1 hereof shall be settled in accordance with the provisions of this Section 8.2.

              8.2.1 Escrow Agent, without concerning itself with Shareholders' explanation as to the basis for any Liquidated Shareholders' Claim, may disburse the Escrow Amount or any portion thereof to Shareholders to settle any such Liquidated Claim:

                    (a) At any time on or before the Expiration Date, upon
              receipt by Escrow Agent of a written instruction executed by the Shareholders' Representatives and Buyer; or

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                    (b) On the tenth (10th) day after the Shareholders' Notice
              Date of a Liquidated Shareholders' Claim delivered by the Shareholders' Representatives pursuant to Section 7.1, provided that the following conditions have been satisfied:

                        (i) The Shareholders' Representatives shall have
                    delivered to Escrow Agent a Certificate of Shareholders' Claim;

                        (ii) The Shareholders' Representatives shall have
                    delivered to Escrow Agent an affidavit of mailing or certification stating that the Shareholders' Representatives have delivered or transmitted for delivery to Buyer a Certificate of Shareholders' Claim with respect to such Liquidated Shareholders' Claim at least ten (10) days in advance of the anticipated date of disbursement of the Escrow Amount or portion thereof; and

                        (iii) Escrow Agent shall not have received from Buyer a
                    written objection to the disbursement (a "Buyer's Objection"). Any Buyer's Objection shall be captioned as such and shall include a statement in reasonable detail of Buyer's basis for such objection, and Buyer shall deliver a copy of any Buyer's Objection to the Shareholders' Representatives concurrently with the delivery thereof to Escrow Agent.

                  If Buyer delivers to Escrow Agent a Buyer's Objection prior to the satisfaction of such Liquidated Shareholders' Claim from the Escrow Amount, such Liquidated Shareholders' Claim (a "Disputed Liquidated Shareholders' Claim") shall remain pending until resolved as provided herein, and Escrow Agent, without concerning itself as to the grounds for such Buyer's Objection, shall not disburse the Escrow Amount or any portion thereof to satisfy such Disputed Liquidated Shareholders' Claim.

                  If after receiving a Buyer's Objection, Escrow Agent receives
         (1) the written consent of Buyer to the disbursement by Escrow Agent of the amount of such Disputed Liquidated Shareholders' Claim, or (2) a writing executed by Buyer and the Shareholders' Representatives revising the amount of such Disputed Liquidated Shareholders' Claim and instructing Escrow Agent to disburse to Shareholders such revised amount, or (3) a written notice from an arbitrator selected pursuant to the provisions of Article 16 of the Purchase Agreement stating that the Disputed Liquidated Shareholders' Claim has been resolved and stating the resolution of such Disputed Liquidated Shareholders' Claim, then Escrow Agent shall be authorized to and shall promptly disburse the Escrow Amount or portion thereof in accordance with such document.

                  8.2.2 Upon receipt by Escrow Agent of a written instruction of settlement executed by the Shareholders' Representatives and Buyer that sets forth an agreement or settlement of an Unliquidated Shareholders' Claim, Escrow Agent shall be authorized to and shall promptly disburse the Escrow Amount in accordance with such written instruction.

                  Any Unliquidated Shareholders' Claim that is not settled by a joint instruction of the Shareholders' Representatives and Buyer shall remain pending until resolved pursuant to Section 8.2 or, if earlier, at such time as the amount of the Unliquidated Shareholders' Claim becomes fully liquidated and known. At such time as any Unliquidated Shareholders' Claim becomes fully liquidated and known, the Shareholders' Representatives shall deliver to Escrow Agent a Certificate of Shareholders' Claim in respect thereof and such claim shall be settled in accordance with the procedures for the settlement of Shareholder's Liquidated Claims set forth in Section 8.1 hereof.

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         8.3. Resolution of Disputed Liquidated and Unliquidated Shareholders'
Claims. Any Disputed Liquidated Shareholders' Claim or any dispute regarding an Unliquidated Shareholders' Claim that cannot be resolved by the Shareholders' Representatives and Buyer shall be finally resolved by Arbitration. The Shareholders' Representatives and Buyer shall instruct the arbitrator that the arbitrator shall, upon resolving or settling any Disputed Liquidated Shareholders' Claim or Unliquidated Shareholders' Claim pursuant to this Section 8.3, deliver written notice of such resolution or settlement to Escrow Agent, the Shareholders' Representatives and Buyer. If the arbitrator's resolution or settlement concludes that Shareholders are entitled to receive any payment from the Escrow Amount, the arbitrator shall deliver written instructions to Escrow Agent to disburse to Shareholders the amount of such payment from the Escrow Amount. Escrow Agent shall, within ten (10) days after receiving any such notice from the arbitrator, disburse such amount to Shareholders.

         ARTICLE 9. TERMINATION. Escrow Agent shall hold the Escrow Amount in escrow until the first to occur of the following dates:

                 9.1 the tenth (10) day after Escrow Agent receives notice from Buyer and the Shareholders' Representatives that the Purchase Agreement has been terminated prior to the Closing pursuant to paragraph (a) of subsection 11.1.1 of the Purchase Agreement, whereupon Escrow Agent shall immediately pay the entire Escrow Amount to Buyer and the escrow shall terminate.

                 9.2 the tenth (10th) day after the Escrow Agent receives notice from Buyer of the termination of the Purchase Agreement prior to the Closing pursuant to paragraph (b) of subsection 11.1.1 of Purchase Agreement, whereupon Escrow Agent shall immediately disburse the entire Escrow Amount to Buyer and the escrow shall terminate; provided, however, that if prior to such tenth (10th) day, the Escrow Agent receives notice from the Shareholders' Representatives that Shareholders dispute Buyer's right to so terminate the Purchase Agreement, then the escrow shall continue until Escrow Agent receives
         (i) the written consent of the Shareholders' Representatives to the disbursement by Escrow Agent of the Escrow Amount to Buyer, or (ii) a written notice from an arbitrator selected pursuant to the provisions of Article 16 of the Purchase Agreement stating that the dispute has been resolved and the resolution thereof, whereupon Escrow Agent shall promptly disburse the Escrow Amount in accordance with such written consent or written notice. Escrow Agent shall disburse the remaining Escrow Amount, if any, to Buyer and the escrow shall terminate.

                 9.3 the tenth (10th) day after the Escrow Agent receives notice from the Shareholders' Representatives or Buyer of the termination of the Purchase Agreement prior to the Closing pursuant to paragraph (c) of subsection 11.1.1 of Purchase Agreement, whereupon Escrow Agent shall immediately disburse the entire Escrow Amount to Buyer and the escrow shall terminate; provided, however, that if prior to such date, a claim is made pursuant to Section 8.1 hereof, then the escrow shall continue until five (5) days after all Liquidated and Unliquidated Shareholders' Claims asserted on or prior to such tenth (10th) day have been settled or resolved in accordance with the provisions of this Escrow Agreement, and the full amount of all payments required thereby, if any, have been disbursed to Shareholders. Immediately after such time, Escrow Agent shall disburse the remaining Escrow Amount, if any, to Buyer and the escrow shall terminate.

                 9.4 the tenth (10th) day after Escrow Agent receives notice of the termination of the Purchase Agreement prior to the Closing pursuant to paragraph (d) of subsection 11.1.1 of the Purchase Agreement from either Buyer or the Shareholders' Representatives, whereupon Escrow Agent shall immediately pay the entire Escrow Amount to Buyer and the

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         Escrow shall terminate; provided, however, that if prior to such date, the Escrow Agent receives notice from either Buyer or the Shareholders' Representatives that the party or parties giving such notice dispute the right of the other party or parties to so terminate the Purchase Agreement, then the escrow shall continue until Escrow Agent receives
         (1) the written consent of Buyer and the Shareholders' Representatives to the disbursement by Escrow Agent of the Escrow Amount, or (2) a written notice from an arbitrator selected pursuant to the provisions of Article 16 of the Purchase Agreement stating that the dispute has been resolved and the resolution thereof, whereupon Escrow Agent shall promptly disburse the Escrow Amount in accordance with such written consent or written notice and the escrow shall terminate.

                  9.5 the day after the Expiration Date; provided, however, that if as of the Expiration Date any one or more Liquidated or Unliquidated Buyer's Claim asserted prior to such date has not been settled or resolved in accordance with the provisions of this Escrow Agreement or has been so settled or resolved but the full amount of all payments required thereby have not yet been disbursed, the escrow shall continue until five (5) days after all Liquidated and Unliquidated Buyer's Claims asserted on or prior to the Expiration Date by Buyer have been so settled or resolved and the full amount of all payments required thereby have been so disbursed. At such time as the escrow is terminated pursuant to this Section 9.5, the Escrow Agent shall disburse all amounts, if any, remaining in the Escrow Account, if any, to Shareholders in accordance with their Percentage Ownership.

         Notwithstanding the preceding provisions of this Article 9, if at any time the Escrow Amount shall equal zero, then the escrow shall terminate at such time.

         ARTICLE 10. RECOVERY OF ATTORNEYS' FEES AND COURT COSTS. In the event of any dispute or controversy between Buyer and Shareholders or the Shareholders' Representatives arising out of this Agreement that cannot be settled by such parties, such dispute or controversy shall be resolved by Arbitration. In the event an arbitration claim, action or suit is brought by Buyer, any Shareholder or the Shareholders' Representatives to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of its reasonable attorneys' fees and costs, as determined by the arbitrator or the judge of the court. If Buyer is entitled to reimbursement of such fees, costs and expenses, Buyer may recover them from the Escrow Amount, but Buyer's rights and remedies shall not be limited to the Escrow Amount. To recover such amount from the Escrow Amount, Buyer shall deliver to Escrow Agent a copy of the arbitrator's decision with respect to the arbitration in which Buyer was the prevailing party and the arbitrator's determination of Buyer's fees, costs and expenses, and Escrow Agent shall disburse to Buyer the total amount thereof.

         ARTICLE 11. ESCROW AGENT QUALIFICATIONS. Escrow Agent shall at all times be a bank, savings and loan association or trust company in good standing, organized and doing business under the laws of the United States or a state of the United States, having combined capital and surplus of not less than One Hundred Million Dollars ($100,000,000) and shall be authorized under the laws governing its organization to exercise corporate trust powers and shall be authorized under such laws and the laws of the State of Arizona to enter into and perform this Escrow Agreement. If Escrow Agent shall at any time cease to have the foregoing qualifications, Escrow Agent shall give notice of resignation to Buyer and Shareholders as provided in Article 16 hereof, and Shareholders and Buyer agree to thereupon promptly appoint a qualified successor escrow agent in accordance with said Article 16.

         ARTICLE 12.       LIMITATIONS ON LIABILITY OF ESCROW AGENT.

         12.1 Authorization; Liability. Escrow Agent may act upon any written notice, certificate, instrument, request, waiver, consent, paper, or other document that Escrow Agent in good faith

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reasonably believes to be genuine and to have been made, sent, signed, prescribed, or presented by the proper person or persons. Escrow Agent shall not be liable for any action taken or omitted by Escrow Agent in connection with the performance of Escrow Agent's duties and obligations hereunder, except for its own negligence or willful misconduct. Escrow Agent shall be under no obligation to institute or defend any action, suit or legal proceeding in connection with this escrow or this Escrow Agreement unless Escrow Agent is indemnified to its satisfaction by the party or parties who desire that it undertake such action.

         12.2 Notices; Review of Documents. Escrow Agent shall be under no obligation or liability for failure to inform Buyer or Shareholders or the Shareholders Representatives regarding any transaction or facts within Escrow Agent's knowledge, even though the same may concern the matters described herein, provided they do not prevent or interfere with Escrow Agent's compliance with this Escrow Agreement, nor shall Escrow Agent be liable for the sufficiency, correctness or genuineness as to form, manner of execution or validity of any instrument deposited, nor as to identity, authority, or rights of any person executing the same, except as above provided.

         12.3 Conflicting Demands. Should Escrow Agent during or after the term of the escrow receive or become aware of any conflicting demands or claims with respect to the Escrow Amount or the rights of any of the parties hereto, or any money or property deposited herein or affected hereby, Escrow Agent shall have the right to discontinue any or all further acts on its part until such conflict is resolved to its and the parties' satisfaction, and Escrow Agent shall have the further right to commence or defend any action or proceeding for the determination of such conflict. In the event Escrow Agent should file suit in interpleader, Escrow Agent shall be fully released and discharged from all further obligations under this Escrow Agreement.

         12.4 Consultation with Counsel. Escrow Agent may consult with legal counsel satisfactory to Escrow Agent in connection with any dispute, the construction of any provision of this Escrow Agreement or the duties and obligations of Escrow Agent under this Escrow Agreement.

         ARTICLE 13. RELEASE OF ESCROW AGENT. The retention and distribution of the Escrow Amount in accordance with the terms and provisions of this Escrow Agreement shall fully and completely release Escrow Agent from any obligations or liabilities assumed under this Escrow Agreement with respect to the Escrow Amount.

         ARTICLE 14. COMPENSATION OF ESCROW AGENT. Escrow Agent shall be entitled to a fee of $7500 (which fee shall be paid upon signing this Agreement and before the deposit of the Deposit into the Escrow Account) and to reimbursement of out-of-pocket costs and expenses, including reasonable attorneys' fees, suffered or incurred by Escrow Agent in connection with the performance of its duties and obligations hereunder, including but not limited to, any suit in interpleader brought by Escrow Agent. Buyer, on the one hand, and the Shareholders, on the other, each shall be severally responsible for one-half of such fees, costs and expenses, statements of which shall be mailed by the Escrow Agent to Buyer and the Shareholders' Representatives. In the event that either (i) Shareholders' portion of any such fees, costs and expenses or
(ii) Buyer's portion of any such fees and expenses of legal counsel incurred in connection with the naming of Escrow Agent in any complaint or cross-complaint filed in connection with the subject matter hereof is not paid within sixty (60) days after the date of any such statement, the Escrow Agent may deduct such unpaid portion from the Escrow Amount. Buyer shall reimburse the Escrow Account for any amount deducted from the Escrow Account pursuant to the immediately preceding sentence as a result of Buyer's failure to pay its share of the fees and expenses of counsel described in such sentence.

         ARTICLE 15. RESIGNATION AND REMOVAL OF ESCROW AGENT. Escrow Agent or any successor to it may resign and be discharged of its duties and obligations hereunder by delivering written notice to Buyer and the Shareholders' Representatives specifying the effective date of such resignation, which date shall not be earlier than 30 days following the receipt by Buyer and Shareholders of the notice of resignation. Such resignation shall take effect on the date specified in the notice of resignation, unless a successor escrow agent has been appointed in accordance with the provisions of
Article 16 hereof and has accepted such appointment, in which case such resignation shall take effect immediately upon receipt by such successor escrow agent of the Escrow Amount. Escrow Agent may be removed by the joint action of Buyer and the Shareholders' Representatives, with or without cause, at any time upon 60 days' prior written notice to Escrow Agent, which notice may be waived by Escrow Agent.

           Notwithstanding any resignation or removal of Escrow Agent pursuant to this Article 15, Escrow Agent shall continue to serve in its capacity as escrow agent until (i) a successor escrow agent is appointed in accordance with the provisions of Article 16 hereof and has accepted such appointment, (ii) the Escrow Amount has been transferred to and received by such successor escrow agent and (iii) all amounts owed to the Escrow Agent pursuant to Article 14 hereof have been paid. Buyer and the Shareholders' Representatives shall promptly take the necessary action to appoint a successor escrow agent in accordance with the provisions of Article 16.

         ARTICLE 16. APPOINTMENT OF SUCCESSOR ESCROW AGENT. If at any time Escrow Agent shall resign, be removed or otherwise become incapable of acting as escrow agent pursuant to this Escrow Agreement, or if at any time a vacancy shall occur in the office of Escrow Agent for any other cause, a successor escrow agent that meets the qualifications set forth in Article 11 shall be jointly appointed by Buyer and the Shareholders' Representatives, by a written instrument delivered to the successor escrow agent. If no successor escrow agent has been appointed at the effective date of resignation or removal of Escrow Agent or within 30 days after the time Escrow Agent became incapable of acting or a vacancy occurred in the office of escrow agent, any party hereto may petition a court of competent jurisdiction for an appointment of a successor escrow agent and Escrow Agent shall have the right to refuse to make any payments from the Escrow Amount until a successor escrow agent is appointed and has accepted such appointment. Upon the appointment and acceptance of any successor escrow agent hereunder, Escrow Agent shall transfer the Escrow Amount to its successor. Upon receipt by the successor escrow agent of the Escrow Amount, Escrow Agent shall be discharged from any continuing duties or obligations under this Escrow Agreement, but such discharge shall not relieve Escrow Agent from any liability incurred prior to such event, and the successor escrow agent shall be vested with all rights, powers, duties and obligations of Escrow Agent under this Escrow Agreement.

         ARTICLE 17. PARTIES IN INTEREST. This Escrow Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Escrow Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever by, under or by reason of this Escrow Agreement. Nothing in this Escrow Agreement is intended to relieve or discharge the obligation of any third person to, or to confer any right of subrogation or action over against, any party to this Escrow Agreement.

         ARTICLE 18. NOTICES. Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by telefax or other telecopy mechanism (provided that any notice so given is also mailed as provided in clause (c)) or (c) mailed by certified or registered mail, postage prepaid, receipt requested, as follows:

                  If to Shareholders:      Sandler Mezzanine General Partnership
                  or the Shareholders'     767 Fifth Avenue
                  Representatives          45th Floor
                                           New York, New York 10153
                                           Attention: Ms. Hannah C. Stone
                                           Facsimile: 212-826-0280
                                                    and

                                           Ms. Mary E. Schick
                                           630 E. Harmont Drive
                                           Phoenix, Arizona 85020
                                           Facsimile:  None

                                           with a copy to each of:

                                           Edward J. O'Connell, Esq.
                                           Dow, Lohnes & Albertson
                                           1200 New Hampshire Avenue, N.W.
                                           Suite 800
                                           Washington, D.C. 20036
                                           Facsimile: 202-776-2222

                                           John G. Sestak, Jr., Esq.
                                           Jennings, Strouss & Salmon, P.L.C.
                                           2 North Central, Suite 1600
                                           Phoenix, Arizona 85004-2393
                                           Facsimile: 602-253-3255

                  If to the Company:       Ms. Mary Schick
                                           630 E. Harmont Drive
                                           Phoenix, Arizona 85020
                                           Facsimile:  None

                                           and

                                           Mr. Michael G. Brady
                                           6902 S. Butte Avenue
                                           Tempe, Arizona 85283
                                           Facsimile: None

                                           with a copy to:

                                           John G. Sestak, Jr., Esq.
                                           Jennings, Strouss & Salmon, P.L.C.
                                           2 North Central, Suite 1600
                                           Phoenix, Arizona 85004-2393
                                           Facsimile: 602-253-3255

                  If to Buyer or Parent:   John E. Mack III, Vice President
                                           Protection One Alarm
                                           Monitoring, Inc.
                                           6011 Bristol Parkway
                                           Culver City, California 90230
                                           Facsimile: 310-649-3855

                                                    and

                                          John W. Hesse,
                                          Executive Vice President
                                          Protection One, Inc.
                                          3900 S.W. Murray Blvd.
                                          Beaverton, Oregon 97005
                                          Facsimile: 503-520-6099

                                          with a copy to:

                                          Alan L. Pepper, Esq.
                                          Mitchell, Silberberg & Knupp LLP
                                          11377 W. Olympic Blvd.
                                          Los Angeles, California 90064
                                          Facsimile: (310) 312-3798

                  If to Escrow Agent:     First Interstate Bank of Denver, N.A.
                                          633 Seventeenth Street (MAC4931-211)
                                          21st Floor, North Tower
                                          Denver, CO 80270
                                          Attention: Bruce F. Lewis
                                          Facsimile:  (303) 293-5257

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be deemed received (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Article 18 and an appropriate answerback is received, or (ii) if given by any other means, when actually delivered to the specified address.

         ARTICLE 19. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Neither this Escrow Agreement nor any right or obligation hereunder may be assigned. This Escrow Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and permitted assigns of the respective parties.

         ARTICLE 20. MISCELLANEOUS.

         20.1 Amendment. This Escrow Agreement may be amended only by an agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Escrow Agreement shall be effective unless in writing and signed by the party to be bound, and then only to the specific purpose, extent and instance so provided.

         20.2 Counterparts. This Escrow Agreement and any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts of this Escrow Agreement have been signed by each party and delivered to the other parties.

         20.3 Governing Law. This Escrow Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of Arizona applicable to contracts made and performed in such State without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of organization of the respective parties.

         20.4 Integration. This Escrow Agreement and the agreements referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Escrow Agreement and supersede all prior agreements and understandings with respect to such subject matter.

         20.5 Severability. If any provision of this Escrow Agreement is held invalid by any court, governmental agency or regulatory body, the other provisions to the extent permitted by law shall remain in full force and effect. To the extent permitted by applicable law, the parties hereby waive any provision of law that renders any provision hereof prohibitive or unenforceable in any respect.

         20.6 Headings. The descriptive headings of the Articles and sections of this Escrow Agreement are for convenience only and do not constitute a part of this Escrow Agreement.

         20.7 Distributions to Shareholders. All distributions to Shareholders made hereunder shall be made pro rata with their Percentage Ownership as set forth on Exhibit A attached hereto, unless otherwise directed by the Shareholders' Representatives.

         20.8 Notice of Arbitration. In the event that any arbitration proceeding referenced herein is commenced, Buyer and the Shareholders' Representatives shall give notice to the Escrow Agent of the same and of the name or names of the arbitrator(s).

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow Agreement to be executed on the day and year first above written.

"COMPANY"

METROL SECURITY SERVICES, INC.


By:      /s/ MICHAEL G. BRADY
- ---------------------------------------
         Michael G. Brady
         Chief Executive Officer

"SHAREHOLDERS"

THE COLLINS FAMILY PARTNERSHIP


By:      /s/      DAVID S. COLLINS
- ---------------------------------------
         David S. Collins, Trustee

GALBRI HOLDINGS, INC.


By:      /s/      BRIAN O. N'GALLERY
- ---------------------------------------
         Brian O. 'N Gallery, President


         /s/ JACK KADIS
- ---------------------------------------
JACK KADIS


         /S/      MARTIN C. MADDEN
- ---------------------------------------
MARTIN C. MADDEN


         /s/ STEVEN E. WHEELER
- ---------------------------------------
STEVEN E. WHEELER


         /S/      ARNOLD ZOUSMER
- ---------------------------------------
ARNOLD ZOUSMER

BHI ASSOCIATES IX, L.P.
By: Bariston Communications, Inc.
      General Partner


         By:      /s/      JOHN B. FRIELING
             ---------------------------------------------
                  John B. Frieling, Vice President

THE BUCKEY FAMILY TRUST


By:      /s/      MARY SHICK
- ---------------------------------------
         Mary Schick, Trustee

SANDLER MEZZANINE PARTNERS, L.P.
 By: Sandler Mezzanine General Partnership, General Partner
     By:  MJM Media Corp., General Partner


         By:      /s/      MICHAEL J. MAROCCO
             ------------------------------------------------
                  Michael J. Marocco, President

SANDLER MEZZANINE FOREIGN PARTNERS
 By: Sandler Mezzanine General Partnership, General Partner
     By:  MJM Media Corp., General Partner


         By:      /s/      MICHAEL J. MAROCCO
             ------------------------------------------------
                  Michael J. Marocco, President


SANDLER MEZZANINE T-E PARTNERS, L.P.
 By: Sandler Mezzanine General Partnership, General Partner
     By:  MJM Media Corp., General Partner


         By:      /s/      MICHAEL J. MAROCCO
             ------------------------------------------------
                  Michael J. Marocco, President

"BUYER"

PROTECTION ONE ALARM MONITORING, INC.


By:      /s/      JAMES M. MACKENZIE, JR.
- ---------------------------------------
         James M. Mackenzie, Jr.
         President

"PARENT"

PROTECTION ONE, INC.


By:      /s/      JAMES M. MACKENZIE, JR.
- ---------------------------------------
         James M. Mackenzie, Jr.
         President

"ESCROW AGENT"

FIRST INTERSTATE BANK OF DENVER, N.A.


By:      /s/  BRUCE F. LEWIS
   ---------------------------------------
Its:          Vice President
   ---------------------------------------
By:      /s/  R. SHAWN HINTON
   ---------------------------------------
Its:          Banking Officer
   ---------------------------------------

                                ESCROW AGREEMENT

                               List of Schedules

Schedule 3 - Permitted Investments

Schedule 4 - List of Shareholders and Permitted Ownership

        The Schedules described above have been omitted from this filing, but will be furnished supplementally to the Securities and Exchange Commission upon request.